Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A dated November 7, 2014 of our report dated August 25, 2014 relating to the consolidated financial statements of Yappn Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at May 31, 2014 and 2013 and for years then ended, and for the period from November 3, 2010 (inception) to May 31, 2014, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1.

Signed:

Toronto, Ontario

November 7, 2014

Accounting › Consulting › Tax 701 EVANS AVENUE, 8th FLOOR, Toronto ON, M9C 1A3 P: 416.626.6000 F: 416.626.8650 MNP.ca